Written Statement of the Chairman of the Board, President and
             Chief Executive Officer Pursuant to 18 U.S.C. ss.1350

     Solely for the purposes of complying with 18 U.S.C. ss.1350, I, the undersigned Chairman of the Board, President and Chief Executive Officer of Ridgestone Financial Services, Inc. (the "Company"), hereby certify, based on my knowledge, that the Annual Report on Form 10-KSB of the Company for the year ended December 31, 2002 (the "Report") fully complies with the requirements of
Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



/s/ Paul E. Menzel
---------------------------------
Paul E. Menzel
Chairman of the Board, President and Chief Executive Officer
March 20, 2003